Exhibit 10.23

Consumer Cash Loan Agreement

Creditor K Enter Holdings South Korea Corporate Office (hereinafter called as the “A”) and Debtor Studio V Plus (hereinafter called as the “B”) shall enter into a Consumer Cash Loan Agreement on September 6, 2023 as follows.

Article 1 Contents of Cash Loan

1) “A” shall lend 2 billon won (KRW 2,000,000,000) to “B”.

2) The interest rate on the loan shall be 3% per year and the interest shall be repaid or reimbursed at once at maturity.

3) However, subject to mutual consent between “A” and “B” regarding a date of reimbursement, repayment at an earlier date than due shall also be enabled.

4) If repayment becomes impossible at maturity or benefit of time period is lost, “B” shall transfer “A” the right equivalent to the amount of the claim among the copyrights of the “Miss Granny” drama.

Article 2 Loan Period and Delayed Interest

1) Loan Period

- Date of Loan:	This Agreement signing date September 7, 2023

- Date of Maturity:	This Agreement expiration date November 6, 2023

2) “B” shall reimburse the loan amount specified in Article 1 in full to “A” by the maturity date. The loan can be repaid early, and the principal and interest, including interest calculated on a pro rata basis, shall be repaid up to the date of early repayment.

3) In the case that “B” wants to extend the maturity of this loan, “A” shall be consulted with “A” five business days prior to the maturity date. In the case that repayment of “B” is delayed, interest of 15% per year shall be paid for the delay period.

Article 3 Loss of benefit of time period

In the cases following, “B” shall lose the benefit of the time period and shall immediately repay to “A” the entire amount of the loan and interest generated without any separate notification or peremptory notice.

1) Where due to “B’’’s insolvency, bankruptcy, composition, etc. an application for compulsory execution, etc. is filed with the court.

2) Where it is judged that “B” has lost the ability to repay the loan.

3) Where a attachment, provisional attachment, provisional disposition are executed, or auction request is received from a third party.

4) In the case of any other breach of this Agreement.

Article 4 Late payment damages

Where “B” loses the benefit of time period, it shall be 15% per annum regarding a total sum of the principal and interest at that time.

Article 5 Agreed jurisdiction

Matters not specified in this Agreement shall be governed by the provisions of the Civil Act and general practices. Where a legal dispute occurs arising out of or in relation to this Agreement, the competent court shall be the Seoul Civil District Court.

In order to demonstrate the establishment of this Agreement, two copies of Agreement shall be prepared, signed and sealed by “A” and “B”, and one copy shall be kept for each.

September 6, 2023

“A”

K Enter Holdings South Korea Corporate Office

Business registration number: 659-84-00078

Address 527, Eonju-ro, Gangnam-gu, Seoul, Republic of Korea

(Gangnam Telepia Building 11th story)

Representative Director Lee Young-jae

“B”

Studio V Plus

Business registration number: 110-88-02579

Address 10, Gukhoe-daero 76-gil, Yeongdeungpo-gu, Seoul, Republic of Korea

(Yeouido-dong, Korean Baptist Christian Association Building 7th Story)

Representative Director Lee Kyeong-seon, Lee Won-seok

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